Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES REPORTS FISCAL 2023

FIRST QUARTER OPERATING RESULTS

•	Achieved first quarter reported net sales of $1.5 billion.
•	Drove gross margin expansion across both Dental and Animal Health segments.
•	Delivered first quarter GAAP earnings of $0.25 per diluted share and adjusted earnings[1] of $0.32 per diluted share.
•	Returned $40.4 million to shareholders through dividends and share repurchases.
•	Reaffirmed fiscal 2023 GAAP earnings guidance of $1.96 to $2.06 per diluted share and adjusted earnings[1] guidance of $2.25 to $2.35 per diluted share.

St. Paul, Minn. — September 1, 2022 — Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated net sales of $1.52 billion (see attached Sales Summary for further details) in its fiscal first quarter ended July 30, 2022, a decrease of 5.7 percent compared to the same period last year. Internal sales, which are adjusted for the effects of currency translation and the extra week of selling results in the first quarter of fiscal 2022, increased 3.2 percent over the prior year period.

Reported net income attributable to Patterson Companies, Inc. for the first quarter of fiscal 2023 was $24.6 million, or $0.25 per diluted share, compared to $34.0 million, or $0.35 per diluted share, in the first quarter of fiscal 2022. Adjusted net income1 attributable to Patterson Companies, Inc., which excludes deal amortization, integration and business restructuring expenses, legal reserves, inventory donation charges and gains on investments, totaled $31.7 million for the first quarter of fiscal 2023, or $0.32 per diluted share, compared to $42.1 million, or $0.43 per diluted share, in the first quarter of fiscal 2022. The year-over-year decrease in reported and adjusted net income attributable to Patterson Companies, Inc. in the first quarter of fiscal 2023 is primarily due to the impact of the extra selling week in the first quarter of fiscal 2022 and the timing of certain expense items compared to the prior year period.

“We continued to drive sales execution and gross margin improvement in this dynamic and challenging macroeconomic environment,” said Mark Walchirk, President and CEO of Patterson Companies. “Looking ahead, we are reaffirming our fiscal 2023 guidance as we continue our focus on revenue growth, margin improvement and cost management. Given the strength of our team, comprehensive value proposition and track record of successfully navigating external challenges, we are confident in our ability to achieve our goals for the fiscal year.”

Patterson Dental

Reported net sales in the Dental segment for the first quarter of fiscal 2023 were $557.9 million. Internal sales decreased 0.9 percent compared to the fiscal 2022 first quarter. Internal sales of consumables declined 2.7 percent year-over-year primarily due to the continued moderation of infection control products compared to the pandemic-related performance in the year-ago period. Excluding infection control products, internal sales of consumables increased 1.9 percent year-over-year. Compared to the prior year period, internal sales of equipment increased 0.3 percent and internal sales of value-added services increased 6.4 percent.

Patterson Animal Health

Reported net sales in the Animal Health segment for the first quarter of fiscal 2023 were $960.4 million. Internal sales growth of 5.7 percent year-over-year was driven by mid-single digit growth in companion animal and high-single digit growth in production animal. Within the Animal Health segment, internal sales of consumables grew 5.6 percent, equipment and software increased 11.7 percent and value-added services decreased 4.2 percent compared to the prior year period.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Balance Sheet and Capital Allocation

During the first quarter of fiscal 2023, Patterson Companies used $302.5 million of cash from operating activities and collected deferred purchase price receivables of $252.9 million, using $49.6 million in cash, compared to generating $1.8 million in the prior year period. Free cash flow1 (see definition below and attached free cash flow table) during the first quarter of fiscal 2023 declined by $58.3 million compared to the first quarter of fiscal 2022 due to an increased level of working capital during the first quarter of fiscal 2023.

In the first quarter of fiscal 2023, Patterson Companies declared a quarterly cash dividend of $0.26 per share and returned $25.4 million in cash dividends to shareholders. Also, under an existing repurchase authorization, the company repurchased approximately 0.5 million shares. At the end of the first quarter of fiscal 2023, Patterson had approximately $450 million of share repurchase authority remaining on its share repurchase authorization. Through dividends and share repurchases, Patterson Companies returned $40.4 million to shareholders during the first quarter of fiscal 2023.

Fiscal 2023 Guidance

Patterson Companies today reaffirmed its fiscal 2023 earnings guidance, which is provided on both a GAAP and non-GAAP adjusted1 basis:

•	GAAP earnings are expected to be in the range of $1.96 to $2.06 per diluted share.
•	Non-GAAP adjusted earnings[1] are expected to be in the range of $2.25 to $2.35 per diluted share.
•	Our non-GAAP adjusted earnings[1] guidance excludes the after-tax impact of:

-   Deal amortization expenses of approximately $28.5 million ($0.29 per diluted share).

Our guidance reflects the strength of our business and competitive positioning, as well as our expectations for the North American and international end markets in which we operate, which we expect to be affected by inflationary trends, higher interest rates and a potential slow-down in the broader economy. Beyond macroeconomic and geopolitical uncertainty, our guidance further assumes that there are no material adverse developments associated with the pandemic.

1Non-GAAP Financial Measures

The Reconciliation of GAAP to non-GAAP Measures table appearing behind the accompanying financial information is provided to adjust reported GAAP measures, namely operating income (loss), other income (expense), net income before taxes, income tax expense, net income, net income attributable to Patterson Companies, Inc. and diluted earnings per share attributable to Patterson Companies, Inc., for the impact of deal amortization, integration and business restructuring expenses, legal reserves, inventory donation charges and gains on investments along with the related tax effects of these items.

The term “free cash flow” used in this release is defined as net cash used in operating activities less capital expenditures plus the collection of deferred purchase price receivables.

In addition, the term “internal sales” used in this release represents net sales adjusted to exclude the impact of foreign currency and the extra week of selling results in the first quarter of fiscal 2022. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales changes in constant currency provides useful supplementary information to investors in light of fluctuations in currency rates.

Management believes that these non-GAAP measures may provide a helpful representation of the company’s first quarter performance and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

First Quarter Conference Call and Replay

Patterson Companies’ fiscal 2023 first quarter conference call will start at 8:30 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on the Patterson Companies website. A replay of the fiscal 2023 first quarter conference call can be heard for one week at 1-800-770-2030 and by providing the Conference ID 71954 when prompted.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

This press release contains, and our officers and representatives may from time to time make, certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and the objectives and expectations of management. Forward-looking statements often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.”

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements.

Any number of factors could affect our actual results and cause such results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic and measures taken in response thereto; uncertain macro-economic conditions, including inflationary pressures; our dependence on relationships with sales representatives and service technicians to retain customers and develop business; potential disruption of distribution capabilities, including service issues with third-party shippers; our dependence on suppliers to manufacture and supply substantially all of the products we sell; the risk of the products we sell becoming obsolete or containing undetected errors; adverse changes in supplier rebates or other purchasing incentives; the risk that private label sales could adversely affect our relationships with suppliers; our dependence on positive perceptions of Patterson’s reputation; risks inherent in acquiring and disposing of assets or other businesses and the risks inherent in integrating acquired businesses; our ability to comply with restrictive covenants in our credit agreement; turnover or loss of key personnel or highly skilled employees; the risk that our governing documents and Minnesota law may discourage takeovers and business combinations; risks related to climate change; the effects of the highly competitive and consolidating dental and animal health supply markets in which we compete; exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, and other factors outside our control, and the risks of the companion animal business, including the possibility of disease adversely affecting the pet population; risks from the formation or expansion of GPOs, provider networks and buying groups that may shift purchasing decisions and place us at a competitive disadvantage; increases in over-the-counter sales and e-commerce options for companion animal products or sales of companion animal products from non-veterinarian sources; change and uncertainty in the health care industry; failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances; failure to comply with health care fraud or other laws and

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

regulations; litigation risks, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty; failure to comply with evolving data privacy laws and regulations; tax legislation; the risks inherent in international operations, including currency fluctuations; and risks associated with information systems, software products and cyber-security attacks.

The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive, accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.

You should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and information which may be contained in our other filings with the U.S. Securities and Exchange Commission, or SEC, when reviewing any forward-looking statement.

Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake any obligation to release publicly any revisions to any forward-looking statements whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com

MEDIA CONTACT:	Patterson Corporate Communications
COMPANY:	Patterson Companies Inc.
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com

WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended

	July 30, 2022	July 31, 2021

Net sales	$1,523,265	$1,614,876

Gross profit	312,133	277,802

Operating expenses	277,289	317,331

Operating income (loss)	34,844	(39,529)

Other income (expense):

Gains on investments	—	87,827

Other income, net	1,780	1,423

Interest expense	(5,563)	(5,195)

Income before taxes	31,061	44,526

Income tax expense	6,801	10,724

Net income	24,260	33,802

Net loss attributable to noncontrolling interests	(330)	(194)

Net income attributable to Patterson Companies, Inc.	$24,590	$33,996

Earnings per share attributable to Patterson Companies, Inc.:

Basic	$0.25	$0.35

Diluted	$0.25	$0.35

Weighted average shares:

Basic	96,629	96,864

Diluted	97,794	98,255

Dividends declared per common share	$0.26	$0.26

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 30, 2022	April 30, 2022

ASSETS

Current assets:

Cash and cash equivalents	$149,560	$142,014

Receivables, net	370,347	447,162

Inventory	874,817	785,604

Prepaid expenses and other current assets	311,257	304,242

Total current assets	1,705,981	1,679,022

Property and equipment, net	216,269	213,140

Operating lease right-of-use assets, net	73,841	70,722

Goodwill and identifiable intangibles, net	383,428	393,244

Investments	140,113	139,182

Long-term receivables, net and other	238,736	246,320

Total assets	$2,758,368	$2,741,630

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$655,648	$681,321

Other accrued liabilities	213,930	276,000

Operating lease liabilities	28,986	29,348

Borrowings on revolving credit	145,000	29,000

Total current liabilities	1,043,564	1,015,669

Long-term debt	488,809	488,554

Non-current operating lease liabilities	47,455	43,332

Other non-current liabilities	151,525	151,440

Total liabilities	1,731,353	1,698,995

Stockholders’ equity	1,027,015	1,042,635

Total liabilities and stockholders’ equity	$2,758,368	$2,741,630

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended

	July 30, 2022	July 31, 2021

Operating activities:

Net income	$24,260	$33,802

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	20,178	20,518

Gains on investments	—	(87,827)

Non-cash employee compensation	7,159	7,839

Non-cash losses (gains) and other, net	3,559	3,385

Change in assets and liabilities:

Receivables	(171,148)	(206,199)

Inventory	(91,124)	(30,750)

Accounts payable	(22,926)	(15,974)

Accrued liabilities	(60,061)	208

Other changes from operating activities, net	(12,436)	(38,423)

Net cash used in operating activities	(302,539)	(313,421)

Investing activities:

Additions to property and equipment	(14,554)	(7,717)

Collection of deferred purchase price receivables	252,909	315,217

Acquisitions, net of cash acquired	—	(19,793)

Sale of investments	—	57,245

Net cash provided by investing activities	238,355	344,952

Financing activities:

Dividends paid	(25,418)	(25,138)

Repurchases of common stock	(15,000)	—

Draw (payment) on revolving credit	116,000	(11,000)

Other financing activities	(2,142)	(1,897)

Net cash provided by (used in) financing activities	73,440	(38,035)

Effect of exchange rate changes on cash	(1,710)	190

Net change in cash and cash equivalents	7,546	(6,314)

Cash and cash equivalents at beginning of period	142,014	143,244

Cash and cash equivalents at end of period	$149,560	$136,930

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	July 30, 2022	July 31, 2021	Total Sales Growth	Foreign Exchange Impact	53rd Week	Internal Sales Growth

Three Months Ended

Consolidated net sales

Consumable	$1,261,769	$1,341,674	(6.0)%	(1.9)%	(7.3)%	3.2%

Equipment and software	173,935	183,452	(5.2)	(0.4)	(6.7)	1.9

Value-added services and other	87,561	89,750	(2.4)	(1.3)	(5.5)	4.4

Total	$1,523,265	$1,614,876	(5.7)%	(1.7)%	(7.2)%	3.2%

Dental

Consumable	$337,840	$376,576	(10.3)%	(0.5)%	(7.1)%	(2.7)%

Equipment and software	146,510	156,966	(6.7)	(0.5)	(6.5)	0.3

Value-added services and other	73,567	73,325	0.3	(0.3)	(5.8)	6.4

Total	$557,917	$606,867	(8.1)%	(0.4)%	(6.8)%	(0.9)%

Animal Health

Consumable	$923,929	$965,098	(4.3)%	(2.4)%	(7.5)%	5.6%

Equipment and software	27,425	26,486	3.5	—	(8.2)	11.7

Value-added services and other	9,016	11,206	(19.5)	(8.9)	(6.4)	(4.2)

Total	$960,370	$1,002,790	(4.2)%	(2.4)%	(7.5)%	5.7%

Corporate

Value-added services and other	$4,978	$5,219	(4.6)%	—%	—%	(4.6)%

Total	$4,978	$5,219	(4.6)%	—%	—%	(4.6)%

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

OPERATING INCOME (LOSS) BY SEGMENT

(In thousands)

(Unaudited)

	Three Months Ended
	July 30, 2022	July 31, 2021

Operating income (loss)

Dental	$36,895	$(1,086)

Animal Health	21,859	23,805

Corporate	(23,910)	(62,248)

Total	$34,844	$(39,529)

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands, except per share amounts)

(Unaudited)

For the three months ended July 30, 2022	GAAP	Deal amortization	Integration and business restructuring expenses	Legal reserves	Inventory donation charges	Gains on investments	Non-GAAP
Operating income (loss)	$34,844	$9,351	$—	$—	$—	$—	$44,195

Other income (expense), net	(3,783)	—	—	—	—	—	(3,783)

Income before taxes	31,061	9,351	—	—	—	—	40,412

Income tax expense	6,801	2,237	—	—	—	—	9,038

Net income	24,260	7,114	—	—	—	—	31,374

Net loss attributable to noncontrolling interests	(330)	—	—	—	—	—	(330)

Net income attributable to Patterson Companies, Inc.	$24,590	$7,114	$—	$—	$—	$—	$31,704

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.25	$0.07	$—	$—	$—	$—	$0.32

Operating income (loss) as a % of sales	2.3%						2.9%

Effective tax rate	21.9%						22.4%

For the three months ended July 31, 2021	GAAP	Deal amortization	Integration and business restructuring expenses	Legal reserves	Inventory donation charges	Gains on investments	Non-GAAP
Operating income (loss)	$(39,529)	$9,541	$2,382	$36,000	$49,194	$—	$57,588

Other income (expense), net	84,055	—	—	—	—	(87,827)	(3,772)

Income before taxes	44,526	9,541	2,382	36,000	49,194	(87,827)	53,816

Income tax expense	10,724	2,237	595	8,460	12,308	(22,396)	11,928

Net income	33,802	7,304	1,787	27,540	36,886	(65,431)	41,888

Net loss attributable to noncontrolling interests	(194)	—	—	—	—	—	(194)

Net income attributable to Patterson Companies, Inc.	$33,996	$7,304	$1,787	$27,540	$36,886	$(65,431)	$42,082

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.35	$0.07	$0.02	$0.28	$0.38	$(0.67)	$0.43

Operating income (loss) as a % of sales	(2.4)%						3.6%

Effective tax rate	24.1%						22.2%

* May not sum due to rounding

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended

	July 30, 2022	July 31, 2021

Net cash used in operating activities	$(302,539)	$(313,421)

Additions to property and equipment	(14,554)	(7,717)

Collection of deferred purchase price receivables	252,909	315,217

Free cash flow	$(64,184)	$(5,921)